FIRST AMENDMENT TO THE
LIBREMAX ASSET-BACKED INCOME FUND
FUND SERVICING AGREEMENT

    This First Amendment effective as of January 13, 2026 (the “Effective Date”) to the Fund Servicing Agreement, dated as of August 5, 2025 (the “Agreement”), is entered into by and between LIBREMAX ASSET-BACKED INCOME FUND, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. Bank Global Fund Services), Wisconsin limited liability company (“USBGFS”).

RECITALS

    WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the Agreement to:

Reflect the following fund name change:
•LibreMax Asset-Backed Income Fund (f/k/a LibreMax Asset Backed Income Fund)

WHEREAS, Section 14(g) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Trust’s Board.

    NOW, THEREFORE, the parties agree to amend the Agreement as follows:

•As of the Effective Date, the Agreement is hereby amended to change all references to the name of the Trust to “LibreMax Asset-Backed Income Fund.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

LIBREMAX ASSET-BACKED             U.S. BANCORP FUND SERVICES, LLC
INCOME FUND

By:    /s/ Benjamin Eirich                By:    /s/ Gregory Farley
Name:    Benjamin Eirich                Name:    Gregory Farley
Title:    President                    Title:    Senior Vice President
Date:    1/15/2026                    Date:    1/15/2026